EX-99.77I NEW SECURITY

On May 1, 2012, Baird Funds, Inc. established the Baird
SmallCap Value Fund and two classes of shares (Investor
Class and Institutional Class).  The Baird SmallCap
Value Fund seeks to provide long-term capital appreciation.